Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

Twitter: @WMKSpokesman

WEIS MARKETS ANNOUNCES SECOND QUARTER RESULTS

Year to date sales, comparable store sales and net income up

Sunbury, PA (August 3, 2018) – Weis Markets. Inc (NYSE:WMK) today reported its second quarter sales totaled $871.1 million compared to $876.6 million for the same period in 2017. The Company’s second quarter net income increased 3.4 percent to $19.1 million compared to $18.5 million in 2017 while second quarter earnings per share increased $0.02 to $0.71 per share.

The Company’s second quarter sales were adversely affected by the Easter holiday shift, since the 2018 Easter sales week fell on the last week of the first quarter while the slow-selling post-holiday week fell in the second quarter this year. Last year both Easter and the post-holiday week were in the second quarter. Total sales for the 13-week period ended June 30, 2018 were down 0.6 percent while adjusted comparable store sales were down 0.3 percent.

Sales were also negatively impacted by the timing of the fourth of July holiday, which fell later in the week following the conclusion of the second quarter. Management estimates the incremental sales impact of the holiday shifts was approximately $12.5 million, which is reflected in its adjusted second quarter comparable store sales.

Year to Date

For the 26-week period ending June 30, 2018, the Company’s sales increased 1.1 percent to $1.7 billion compared to the same period in 2017 while comparable store sales increased 0.7 percent. Year-to-date income increased 16.4 percent to $35.3 million while earnings per share for the same period increased $0.18 to $1.31 per share.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 206 stores in Pennsylvania, Maryland, New Jersey, New York, Delaware, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2018
(Unaudited)
(in thousands, except shares and per share amounts)

	13 Weeks Ended		Increase
	June 30, 2018	July 1, 2017	(Decrease)
Net sales	$871,100,000	$876,569,000	(0.6)%

Income before income taxes	$26,142,000	$28,130,000	(7.1)%
Provision for income taxes	7,047,000	9,655,000	(27.0)%
Net income	$19,095,000	$18,475,000	3.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.71	$0.69	$0.02

	26 Weeks Ended		Increase
	June 30, 2018	July 1, 2017	(Decrease)
Net sales	$1,747,206	$1,728,798	1.1%

Income before provision for income taxes	$48,449	$49,204	(1.5)%
Provision for income taxes	13,163	18,893	(30.3)%
Net income	$35,286	$30,311	16.4%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.31	$1.13	$0.18